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LOCAL BOUNTI CORPORATION
220 W Main St., Hamilton, MT 59840
Notice of Annual Meeting of Stockholders
To Be Held on June 21, 2022
You are cordially invited to attend an annual meeting of stockholders (the “Annual Meeting”) of Local Bounti Corporation (“Local Bounti,” “we,” “us,” or “our”) to be held on June 21, 2022, at 9 am mountain time for the following purposes:
1.	To elect two Class I directors of our Board of Directors to serve for three years and until their successors are elected and qualified or until their earlier resignation or removal
2.	To ratify the appointment of WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2022
3.	To transact other business that may properly come before the Annual Meeting or any adjournments or postponements thereof
You can find more information about each of these items, including the nominees for directors, in the proxy statement accompanying this notice. The record date for the Annual Meeting is April 29, 2022. Only stockholders of record at the close of business on that date may vote at the meeting or any postponement or adjournment of the meeting. This notice and accompanying proxy statement and form of proxy are first being delivered to stockholders on or about May 6, 2022.
The Board of Directors recommends that you vote in favor of each of the nominees for director (proposal 1) and in favor of proposal 2, each as named or outlined in the accompanying proxy statement.
Under the rules of the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials by notifying you of the availability of our proxy materials on the internet. This proxy statement and our annual report for the year ended December 31, 2021, are available on our website at localbounti.com and on proxyvote.com.
Due to ongoing concerns relating to the coronavirus outbreak (COVID-19) and to support the health and wellbeing of our stockholders, we will have a virtual-only Annual Meeting, conducted exclusively via live audiocast at virtualshareholdermeeting.com/LOCL2022. There will not be a physical location for our Annual Meeting, and you will not be able to attend the meeting in person.
You are cordially invited to attend the Annual Meeting via live audiocast. Whether or not you expect to virtually attend the Annual Meeting, please vote on the matters to be considered as promptly as possible to ensure your representation at the meeting. You may vote via the internet, by telephone, or by returning the enclosed proxy card. Even if you have voted by proxy, you may still vote via live audiocast if you virtually attend the Annual Meeting by going to virtualshareholdermeeting.com/LOCL2022 and logging in using the 16-digit control number found on your proxy card or voting instruction form. Once you are admitted as a stockholder to the Annual Meeting, you may vote and ask questions by following the instructions available on the meeting website. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

You are encouraged to log in to this website before the Annual Meeting begins. Online check-in will be available approximately 15 minutes before the meeting starts. If you encounter any difficulties accessing or participating in the Annual Meeting through the meeting website, please call the support team at the numbers listed on the website log-in screen.
By order of the Board of Directors

Margaret McCandless Corporate Secretary

Hamilton, Montana May 6, 2022
* Your vote is important so please act today! *
Important Notice regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders of Local Bounti Corporation to be Held on June 21, 2022
Whether or not you plan to attend the annual meeting, we encourage you to vote and submit your proxy by internet or by mail. For additional instructions on voting by telephone or the internet, please refer to your proxy card. To vote and submit your proxy by mail, please complete, sign, and date the enclosed proxy card and return it in the enclosed envelope. If you attend the Annual Meeting, you may revoke your proxy and vote virtually. If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from your account manager to vote your shares.

LOCAL BOUNTI CORPORATION
220 W Main St., Hamilton, MT 59840
Proxy Statement for the
2022 Annual Meeting of Stockholders
To Be Held at 9 am Mountain Time on June 21, 2022
The Board of Directors (the “Board”) of Local Bounti Corporation, a Delaware corporation (“Local Bounti,” “we,” “us,” or “our”), is soliciting your proxy to vote at the 2022 annual meeting of stockholders (the “Annual Meeting”) of Local Bounti to be held exclusively via live audiocast at virtualshareholdermeeting.com/LOCL2022 on June 21, 2022, at 9 am mountain time, including at any adjournments or postponements of the Annual Meeting. The Annual Meeting will be held in a virtual-only format. You are invited to attend and vote your shares electronically at the Annual Meeting and submit questions by following the instructions available on the meeting website.
You are encouraged to log in to the website above before the Annual Meeting begins. Online check-in will be available approximately 15 minutes before the meeting starts. If you encounter any difficulties accessing or participating in the Annual Meeting through the meeting website, please call the support team at the numbers listed on the website log-in screen.
We mailed copies of the proxy materials, which include this proxy statement, a proxy card, our annual report on Form 10-K for the year ended December 31, 2021, and supplemental materials reflecting the impact of our acquisition of Hollandia Produce Group, Inc. (“Pete’s”), to stockholders beginning on or about May 6, 2022. You do not need to attend the Annual Meeting via live audiocast to vote your shares. Instead, you may vote your shares by proxy via the internet or by completing, signing, and returning the enclosed proxy card.
Questions and Answers
Why have I received these materials? The Board is soliciting proxies to vote at the Annual Meeting to be held on June 21, 2022, at 9 am mountain time. You are receiving this proxy statement and proxy card from us because you owned shares of our common stock on April 29, 2022, which we refer to as the record date. As a stockholder of record as of the record date, you are invited to attend the Annual Meeting via live audiocast and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may vote your shares by proxy via the internet or by completing, signing and returning the enclosed proxy card.
How do I attend the Annual Meeting? The Annual Meeting will be held on June 21, 2022, at 9 am mountain time exclusively via live audiocast at virtualshareholdermeeting.com/LOCL2022 and logging in using the 16-digit control number found on your proxy card or voting instruction form. Once you are admitted as a stockholder to the Annual Meeting, you may vote and ask questions by following the instructions available on the meeting website. You are encouraged to log in to this website before the Annual Meeting begins. Online check-in will be available approximately 15 minutes before the meeting starts. If you encounter any difficulties accessing or participating in the Annual Meeting through the meeting website, please call the support team at the numbers listed on the website log-in screen.
Who may vote? You are entitled to vote if our records show that you held one or more shares of our common stock at the close of business on April 29, 2022, the record date. On the record date, there were 94,060,074 shares of common stock outstanding and entitled to vote, and 107 holders of record. Each share entitles you to one vote at the Annual Meeting.
What is the difference between holding shares as a stockholder of record and as a beneficial owner? If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered a “stockholder of record” with respect to those shares.
You are a beneficial owner if at the close of business on the record date your shares were held by a broker, bank, trustee, or nominee and not in your name. Being a beneficial owner means that your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker, bank, trustee, or nominee how to vote your shares by following the voting instructions your broker, bank, trustee, or nominee provides. If you do not provide your broker, bank, trustee, or nominee with instructions on how to vote your shares, your broker, bank, trustee, or nominee will not be able to vote your shares with respect to any of the proposals, except for routine proposals as described below.

What am I voting on? There are two matters scheduled for a vote and for which we are soliciting your proxy:
1.	The election of two Class I directors to serve on our Board for three years and until their successors are elected and qualified or until their earlier resignation or removal
2.	The ratification of our appointment of WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2022
You may either vote “FOR” all the nominees to the Board or you may “WITHHOLD” your vote for any nominees you specify. You may vote “FOR” or “AGAINST” proposal 2 or abstain from voting.
The Board recommends a vote FOR each nominee for director (proposal 1) and FOR proposal 2.
We do not know of any business to be presented at the Annual Meeting other than the two proposals discussed above. If other business comes before the meeting and is proper under Delaware law, the proxy holders will use their discretion in casting all of the votes that they are entitled to cast.
How do I vote if I am a stockholder of record? If you were a holder of record of our common stock on April 29, 2022, the record date for the Annual Meeting, you may use the following methods to vote your shares at the Annual Meeting:
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By Mail. You may vote by completing, signing, dating, and returning your paper proxy in the accompanying postage prepaid envelope. Please allow sufficient time for us to receive your proxy card if you decide to vote by mail.

•	By Telephone. You can vote your shares via telephone by calling the phone number on the proxy card and following the voice instructions.
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Via the Internet. You can vote your shares via the internet by following the instructions in the enclosed proxy card. The internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm your voting instructions have been properly recorded. If you vote via the internet, you do not need to mail a proxy card.

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Virtually at the Annual Meeting. If you virtually attend the meeting, you may vote by going to virtualshareholdermeeting.com/LOCL2022 and logging in using the 16-digit control number found on your proxy card or voting instruction form. Once you are admitted as a stockholder to the Annual Meeting, which will be held as a live audio webcast, you may vote and ask questions by following the instructions available on the meeting website. You are encouraged to log in to this website before the Annual Meeting begins. Online check-in will be available approximately 15 minutes before the meeting starts. If you encounter any difficulties accessing or participating in the Annual Meeting through the meeting website, please call the support team at the numbers listed on the website log-in screen.

How do I vote if I hold my shares in street name? If on the record date of April 29, 2022, your shares were held in a stock brokerage account or by a bank or other stockholder of record, you may use the following methods to vote your shares at the Annual Meeting:
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By Mail, Telephone, or via the Internet. You should receive instructions from your bank, broker, or other nominee explaining how to vote your shares by mail, by telephone, or via the internet. If you wish to vote your shares by mail, by telephone, or via the internet, you should follow those instructions.

•	Virtually at the Annual Meeting. If you attend the meeting virtually, you will need to follow the instructions included on your broker-provided notice or proxy card.
If you do not provide instructions with your proxy, your bank, broker, or other nominee (collectively referred to as a “broker”) will determine if it has the discretionary authority to vote on the particular matter.
Under applicable rules, brokers have the discretion to vote on routine matters but do not have discretion to vote on non-routine matters. For example, if you do not provide voting instructions to your broker, the broker could vote your shares for the ratification of the appointment of WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2022 (proposal 2) because it is deemed to be a routine matter, but the broker could not vote your shares for proposal 1, the election of Class I directors, because it is deemed to be a non-routine matter.
If you do not provide voting instructions to your broker and the broker has delivered a proxy card indicating that it does not have discretionary authority to vote on a particular proposal, your shares will be considered as “broker non-votes” with regards to that proposal. Broker non-votes will be counted for the purpose of determining the existence of a quorum but generally will not be considered as entitled to vote with respect to that proposal. Broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal that requires the affirmative vote of a majority of the shares present and entitled to vote.
How are votes counted? Votes will be counted by the inspector of election appointed by the Board for the meeting, who will separately count “FOR” and “WITHHOLD” votes and any broker non-votes for the election of directors. Broker non-votes will not count for or against any nominees.
With respect to proposal 2, below, the inspector of election will separately count “FOR,” “AGAINST,” or “ABSTAIN” votes. Abstentions and broker non-votes will have no effect and will not be counted towards the vote totals for proposal 2.
How many votes are needed to approve each of the proposals? Provided that a quorum is present, approval of the proposals described in this proxy statement will require the following affirmative votes (among votes properly cast virtually or by proxy):
•	Proposal 1 - Election of our two nominees for Class I directors. The two nominees receiving the most “FOR” votes will be elected.
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Proposal 2 - Ratification of the selection of WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2022. This proposal will be approved if the holders of a majority of votes cast affirmatively or negatively vote “FOR” the proposal.

What is the effect of abstentions? Abstentions are counted as shares that are present and entitled to vote for the purposes of determining the presence of a quorum and will have no impact for purposes of determining the approval of each of the proposals submitted to the stockholders for a vote.

A summary of the voting provisions, provided a valid quorum is present or represented at the Annual Meeting, for the matters to be voted on at the Annual Meeting is as follows:
Proposal No.	Vote	Board Recommendation	Routine or Non-Routine	Discretionary Voting by Broker Permitted?	Vote Required for Approval	Impact of Abstentions	Impact of Broker Non- Votes
1	Election of director nominees	FOR	Non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you if you do not provide instructions to your broker.	No	Plurality	No impact	No impact
2	Ratification of independent registered public accounting firm	FOR	Routine, thus if you hold your shares in street name, your broker may vote your shares for you absent any other instructions from you.	Yes	Majority of votes cast affirmatively or negatively	No impact	Broker has the discretion to vote
How will Local Bounti’s representative proxy holders vote for me? Kathleen Valiasek, our Chief Financial Officer, and Margaret McCandless, our General Counsel and Corporate Secretary, or anyone else that they choose as their substitutes, have been appointed by the Board as proxy holders to vote in your place as your proxies at the Annual Meeting. The proxy holders will vote your shares as you instruct them. If you sign, date, and return the enclosed proxy card and do not indicate how you want your shares voted, the proxy holders will vote as our Board recommends. If there is an interruption or adjournment of the Annual Meeting before the agenda is completed, the proxy holders may still vote your shares when the meeting resumes. If a broker holds your common stock, they will ask you for instructions and instruct the proxy holders to vote the shares held by them in accordance with your instructions.
Can I change my vote after I have returned my proxy card? Yes. After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation or a proxy bearing a later date. Accordingly, you may change your vote either by submitting a proxy card prior to or at the Annual Meeting or by voting virtually at the Annual Meeting. The later submitted vote will be recorded and the earlier vote revoked. You also may revoke your proxy by sending a notice of revocation to our Corporate Secretary, which must be received prior to the Annual Meeting. If your shares are held by your broker, you should follow the instructions provided by your broker.
What constitutes a quorum for purposes of the Annual Meeting? To carry on business at the Annual Meeting, we must have a quorum. A quorum is present when a majority of the shares entitled to vote, as of the record date, are represented virtually or by proxy. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker) or if you vote virtually at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is not a quorum at the Annual Meeting, our stockholders may adjourn the meeting.
Who pays for this solicitation? We will pay the cost of preparing, assembling, printing, mailing, and distributing these proxy materials and soliciting votes. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers, and employees may solicit proxies virtually, by telephone, or by facsimile. None of these individuals will receive any additional or special compensation for doing this, although we may reimburse these individuals for their reasonable out-of-pocket expenses. We do not expect to, but have the option to, retain a proxy solicitor.
What does it mean if I receive multiple proxy cards? If you receive more than one proxy card, it means that your shares are registered in more than one name or are registered in different accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.
What happens when two stockholders share the same address? We may satisfy the SEC rules regarding delivery of proxy statements by delivering a single proxy statement to an address shared by two or more of our stockholders. This delivery method is known as “householding” and can result in meaningful cost savings for us. To take advantage of this opportunity, we may deliver only one proxy statement to multiple stockholders who share an address, unless contrary instructions are received prior to the mailing date. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write us at the address above or call us at 800-640-4016 to request delivery of a single copy of these materials in the future. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of a proxy statement either now or in the future, please contact us.
What happens if other business not discussed in this proxy statement comes before the meeting? We do not know of any business to be presented at the Annual Meeting other than the proposals discussed in this proxy statement. If other business comes before the meeting and is proper under Delaware law, the proxy holders will use their discretion in casting all of the votes that they are entitled to cast.
How can I find out the results of the voting at the Annual Meeting? We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting.
When are stockholder proposals due for next year’s annual meeting of the stockholders? Our stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of our bylaws and the rules established by the SEC.
Under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if you want us to include a proposal in the proxy materials for our 2023 annual meeting of stockholders, we must receive the proposal at our executive offices at 220 W. Main St., Hamilton, MT 59840 by January 6, 2023.
Under our bylaws, a stockholder who wishes to present a proposal, including director nominations, before an annual meeting of stockholders but does not intend for the proposal to be included in our proxy statement must provide notice of its proposal not earlier than February 21, 2023, and not later than March 23, 2023. In the event that we hold our 2023 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, the deadline will instead be the later of the close of business on the 90th day prior to such annual meeting or the close of business on the 10th day following the first public disclosure of the 2023 annual meeting date. The notice and proposal should be addressed to the attention of our Corporate Secretary at our executive offices at the address listed on the cover of this proxy statement, and we suggest that it be sent by certified mail, return receipt requested.
Any proposal that you submit must comply with our bylaws and SEC rules.
Whom can I contact for further information? If you would like additional copies, without charge, of this proxy statement or if you have questions about the Annual Meeting, the proposals, or the procedures for voting your shares, you should contact our Corporate Secretary at 800-640-4016.

Proposal 1 - Election of Directors
Pursuant to our Certificate of Incorporation and Bylaws, our Board is divided into three classes with staggered three-year terms. The total number of authorized directors on our Board is currently fixed at six.
Our Board consists of two Class I directors, Pamela Brewster and Matthew Nordby, two Class II directors, Mark J. Nelson and Edward C. Forst, and two Class III directors, Craig M. Hurlbert and Travis M. Joyner. The Class I, Class II, and Class III directors will serve until our annual meetings of stockholders to be held in 2022, 2023 and 2024, respectively, or until the director’s successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification, or removal. Upon the recommendation of the Nominating and Corporate Governance Committee, our Board has nominated Pamela Brewster and Matthew Nordby as Class I directors at the Annual Meeting. Both Ms. Brewster and Mr. Nordby are current Class I directors and standing for re-election at the Annual Meeting. Stockholders cannot submit proxies voting for a greater number of persons than the two nominees named in this Proposal 1. Each director to be elected will hold office until the annual meeting of stockholders to be held in 2025 and until their successor is elected and qualified or until the director’s death, retirement, resignation, or removal. Each nominee is currently a director of Local Bounti and has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.
There are no family relationships between any of our directors, nominees, or executive officers. There are also no arrangements or understandings between any director, nominee, or executive officer and any other person pursuant to which the person has been or will be selected as a director or executive officer.
Nominees for Class I Directors
Name	Age	Class	Position
Pamela Brewster	52	I	Director, Audit Committee Member, and Compensation Committee Chair

Matthew Nordby	42	I	Director, Compensation Committee Member, and Nominating and Corporate Governance Committee Member
Pamela Brewster. Ms. Brewster has served as a member of the Board since the closing (the “Closing”) of our business combination (the “Business Combination”) with Leo Holdings III Corp (“Leo”) on November 19, 2021, and prior to this was a board member of Local Bounti Corporation (“Legacy Local Bounti”) since November 2020. Ms. Brewster is also the Principal at Orange Strategies LLC, a political and government affairs consulting firm. Ms. Brewster founded Orange Strategies in 2014 following 14 years as Vice President of Government Affairs at the Charles Schwab Corporation where she was responsible for managing Schwab’s state and local government relations efforts; overseeing Schwab PAC, the company’s political action committee; and acting as the company’s in-house political advisor. She continues to provide advisory and consulting services to Charles R. Schwab. Prior to her experience at Charles Schwab Corporation, Ms. Brewster worked at the public relations firm of Alexander Ogilvy, where she was the head of the firm’s Tech Policy Communications practice. At Alexander, she represented a variety of high-tech clients. Prior to joining Alexander, Ms. Brewster worked in Washington, D.C., representing telecommunications and technology interests on Capitol Hill. Ms. Brewster earned a B.A. in political science from the University of California at Davis and a M.A. in public administration and policy from the American University in Washington, D.C.
We believe Ms. Brewster is qualified to serve as a director because of her extensive government relations experience, along with her experience providing advisory and consulting services to public corporations, including high-tech companies.
Matthew Nordby. Mr. Nordby has served as a member of the Board since the Closing. Mr. Nordby is a Partner of Lion Capital. Prior to joining Lion Capital, Matthew served as President of Playboy Enterprises, leading their global licensing business to over $1.5 billion in annual revenue. Prior to this, Matthew served as an executive in the technology industry which included building software start-up Greenplum, acquired by EMC in 2010. He launched his career at Sun Microsystems where he held various leadership positions. Matthew received his B.A. from Auburn University.

We believe Mr. Nordby is qualified to serve as a director because of his extensive operational and transaction experience.
Continuing Directors
Name	Age	Class	Position
Craig M. Hurlbert	59	III	Co-Chief Executive Officer

Travis M. Joyner	40	III	Co-Chief Executive Officer

Edward C. Forst	61	II	Audit Committee Chair and Nominating and Corporate Governance Committee Member

Mark J. Nelson	53	II	Nominating and Corporate Governance Committee Chair and Audit Committee Member
(1)	The terms of Class II directors will expire at the 2023 annual meeting. The terms of Class III directors will expire at the 2024 annual meeting.
Craig M. Hurlbert. Mr. Hurlbert has served as our Co-Chief Executive Officer and as Chairman and member of the Board since the Closing and prior to this co-founded Legacy Local Bounti. Since April 2021, Mr. Hurlbert served as Co-Chief Executive Officer at Legacy Local Bounti. Mr. Hurlbert is also a co-founder of BrightMark Partners, a growth equity and management firm providing capital and resources to venture, growth phase and middle-market businesses, and has served as a Managing Partner since January 2014. From December 2000 to April 2020, Mr. Hurlbert served in various leadership roles, including President, Chief Executive Officer and, most recently from May 2013 to April 2020, as Chairman of the Board of TAS Energy, a leading provider of high efficiency and modular cooling and energy systems for the data center, commercial, industrial and power generation markets. Mr. Hurlbert also held leadership roles at General Electric Company (NYSE: GE) and North American Energy Services. Mr. Hurlbert is currently the Chairman of the Board at Clearas Water Recovery, a company utilizing patented, sustainable, and proprietary technology to solve high nutrient wastewater challenges in the municipal and industrial water markets. Mr. Hurlbert earned his B.S. in Finance from San Diego State University and his M.B.A. from California State University-Long Beach.
We believe Mr. Hurlbert is qualified to serve on our board of directors because of his extensive senior management experience at various companies and business background.
Travis M. Joyner. Mr. Joyner has served as our Co-Chief Executive Officer and member of the Board since the Closing and prior to this, co-founded Legacy Local Bounti. Since April 1, 2021, Mr. Joyner served as Co-Chief Executive Officer at Legacy Local Bounti. He is also a co-founder and has served as a Managing Partner at BrightMark Partners since January 2014. At BrightMark, Mr. Joyner has been an active director for many portfolio companies, driving with growth plan execution, building core business infrastructure and leading many successful debt and equity transactions. His areas of expertise include quantitative analysis, corporate strategy, technology development, market analysis, organizational design structure, market strategy, branding and capital campaigns. Mr. Joyner earned a Ph.D. from the University of Kansas, where his graduate focus was market research and statistics, a Certificate of Finance from the Wharton School at the University of Pennsylvania, a J.D. from the University of Montana, and his B.A. from the University of North Carolina-Chapel Hill, graduating with distinction.
We believe Mr. Joyner is qualified to serve on our board of directors because of his expertise in management and marketing strategy.
Edward C. Forst. Mr. Forst has served as a member of the Board since the Closing and prior to this was a board member and chairman of the board of Leo since January 2021. Mr. Forst, Leo’s Chairman, is Chairman, Partner, and member of the Investment Committee at Lion Capital. Mr. Forst previously served as Chief Executive Officer of Cushman & Wakefield from January 2014 to September 2015, leading the commercial real estate firm across more than 60 countries. Prior to this, Mr. Forst was a Management Committee Partner of Goldman, Sachs & Co. where he served as the Co-CEO of Goldman Sachs Asset Management, and before that as the Chief Administrative Officer and Executive Vice President of the firm. Mr. Forst also served as the

Chairman of Goldman’s Global Debt Underwriting Committee for seven years. Mr. Forst was also the Executive Vice President and Principal Operating Officer of Harvard University during the financial crisis, as well as Adviser to the Secretary of the Treasury on the Troubled Asset Relief Program (TARP). From November 2017 to August 2018, Mr. Forst served as CEO and Co-CEO (starting in May 2018) of Realty Shares Inc. Realty Shares Inc., filed for chapter 7 bankruptcy protection of July 31, 2020, more than 18 months after Mr. Forst ceased to be the CEO of the company. Mr. Forst sits on the boards of The Feinstein Institute of Northwell Health and the Yale School of Management. Mr. Forst has also served on the board of the Harvard Management Company, as Treasurer of Carnegie Hall, and as the Chairman of the Securities Industry and Financial Markets Association (SIFMA). Mr. Forst serves as trustee for the East Hampton Healthcare Foundation and Trustee and chair of the finance committee for the School of Holy Child. Mr. Forst earned his M.B.A. from the Wharton School of the University of Pennsylvania and his A.B. in Economics from Harvard University.
We believe Mr. Forst is qualified to serve as a director because of his deep consumer industry background, coupled with broad operational and transactional experience.
Mark J. Nelson. Mr. Nelson has served as a member of the Board since the Closing and prior to this was a board member of Legacy Local Bounti since March 2021. Before joining Local Bounti, Mr. Nelson served as Chief Financial Officer and Treasurer at Beyond Meat, Inc. (Nasdaq: BYND), a producer of plant-based meat substitutes, from May 2017 to May 2021, and from December 2015 to March 2017, he served in various capacities at the company, including Chief Operating Officer and Chief Financial Officer, and Chief Financial Officer, Treasurer and Secretary. From March 2017 to May 2017, Mr. Nelson served as Senior Vice President and Chief Financial Officer of Biolase (Nasdaq: BIOL), a medical device company, and from April 2013 to November 2015, he was Chief Financial Officer and Treasurer of Farmer Bros. Co. (Nasdaq: FARM), a manufacturer, wholesaler and distributor of coffee, tea, spices and culinary products. Mr. Nelson started his career at General Electric Company (NYSE: GE) as a member of GE’s Financial Management Program and worked at Thermo Fisher, a biotechnology product development company (NYSE: TMO), and also served as Chief Accounting Officer at Newport Corporation, a formerly publicly traded global supplier of advanced technology products and systems. Mr. Nelson also serves on the board of directors of Real Good Foods (Nasdaq: RGF). Mr. Nelson has a B.B.A. from the University of Massachusetts at Amherst, and an M.B.A. degree from Babson College.
We believe Mr. Nelson is qualified to serve as a director because of his extensive public company experience in executive positions.
Required Vote
The two nominees receiving the highest number of affirmative “FOR” votes will be elected as Class I directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for the nominee will instead be voted for the election of a substitute nominee proposed by our Board and the Nominating and Corporate Governance Committee. Under applicable rules, brokers are prohibited from giving proxies to vote on elections of directors unless the beneficial owner of the shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to the two nominees in this proposal 1 if you want your broker to vote your shares on the matter. Otherwise, your shares will be treated as broker non-votes. Broker non-votes will have no effect on the outcome of the vote.
The Board recommends a vote for each nominee named in Proposal 1.

Director Compensation
Nonemployee Director Compensation
In 2021, we did not have a formal compensation policy for our nonemployee directors (“Outside Directors”). However, in 2021, we granted our Outside Directors equity awards in the form of change-in-control restricted stock awards (“RSAs”) or restricted stock units (“RSUs”). The awards were issued under our 2020 Equity Incentive Plan (“2020 Plan”), which was terminated and replaced with our 2021 Equity Incentive Plan (“2021 Plan”) in October 2021. The following table sets forth information concerning the compensation of our Outside Directors during the year ended December 31, 2021.
Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Total ($)
Pamela Brewster	—	495,479(4)	495,479
Edward C. Forst(2)	—	—	—
Mark J. Nelson(3)	—	1,709,903(5)	1,709,903
Matthew Nordby(2)	—	—	—
(1)
Stock awards are reported at aggregate grant date fair value in the year granted, calculated in accordance with financial statement reporting rules. For information about the assumptions used in calculating grant date fair value, see Note 12, Stock-Based Compensation, to our consolidated financial statements in our Form 10-K for the year ended December 31, 2021.

(2)	Commenced service as a director on November 16, 2021.
(3)	Commenced service as a director on May 13, 2021.
(4)
Ms. Brewster was granted 49,697 RSUs (as converted in the Business Combination) on November 8, 2021, as amended on November 14, 2021. The RSUs vested in full on February 16, 2022, Ms. Brewster held 49,697 unvested RSUs with an aggregate value of $320,546, based on the closing price of our common stock on the NYSE on December 31, 2021 ($6.45).

(5)
Mr. Nelson was granted 253,319 RSUs (as converted in the Business Combination) on April 12, 2021, of which 25% vested on the consummation of the Business Combination and 75% vests over the 36-month period following April 12, 2021, in equal quarterly amounts, subject to Mr. Nelson’s continued service. Notwithstanding the foregoing, 100% of the RSUs vest immediately upon a Change in Control (as defined in our 2021 Plan) resulting in aggregate proceeds to Local Bounti or its stockholders of not less than $30 million, subject to Mr. Nelson’s continued service. As of December 31, 2021, 105,550 of Mr. Nelson’s RSUs had vested, and he held 147,769 unvested RSUs with an aggregate value of $953,110, based on the closing price of our common stock on the NYSE on December 31, 2021 ($6.45).

Nonemployee Director Compensation Policy
On January 12, 2022, the Board, upon recommendation of our Compensation Committee, adopted a Nonemployee Director Compensation Plan. Under the Plan, our Outside Directors are entitled to (a) annual cash retainers, payable in arrears in equal quarterly installments following the end of each quarter in which their service occurred, and (b) equity awards, which are granted under the 2021 Plan or any successor equity plan adopted by the Board and Company stockholders as follows:
Annual Board Member Service Retainer
•	All Outside Directors: $87,500
•	Outside Director serving as Lead Independent Director: $15,000 (in addition to above)
Annual Committee Member Service Retainer
•	Member of the Audit Committee: $10,000
•	Member of the Compensation Committee: $7,500
•	Member of the Nominating and Corporate Governance Committee: $5,000
Annual Committee Chair Service Retainer (in lieu of Annual Committee Member Service Retainer)
•	Chair of the Audit Committee: $20,000
•	Chair of the Compensation Committee: $15,000
•	Chair of the Nominating and Corporate Governance Committee: $10,000

Equity Compensation
•
Upon initial election or appointment to the Board, an RSU award, as determined by the Board, with a grant date value of $175,000, which will vest in three equal annual installments beginning on the first anniversary of the date of grant, subject to the Outside Director’s continuous service through the applicable vesting date

•
At each annual stockholders’ meeting following an Outside Director’s appointment to the Board and the Outside Director’s service on the Board for a minimum of six months, an additional RSU award, as determined by the Board, with a grant date value of $87,500, which will vest in full upon the earlier of the first anniversary of the date of grant or the next annual stockholders’ meeting, subject to the Outside Director’s continuous service through the applicable vesting date.

Notwithstanding the foregoing, for each Outside Director who remains in continuous service as a member of the Board until immediately prior to the consummation of a “change in control” (as defined in the 2021 Plan), any unvested portion of an equity award granted in consideration of the Outside Director’s service as a member of the Board will vest in full immediately prior to, and contingent upon, the consummation of the change in control.
The Board has discretion to grant additional equity awards to certain Outside Directors for services to Local Bounti that exceed the standard expectations for an Outside Director or for other circumstances determined to be appropriate by the Board. Local Bounti will also reimburse directors for their reasonable out-of-pocket expenses in connection with attending Board and committee meetings.

Corporate Governance
Business Developments
In 2021, we consummated a Business Combination that resulted in Local Bounti becoming a publicly listed company. Our vision is to deliver the freshest, locally grown produce over the fewest food miles possible. Key 2021 and first quarter 2022 business developments include the following:
•
In September 2021, we entered into a credit agreement (the “Original Senior Credit Agreement”) with Cargill Financial Services International, Inc. (“Cargill”) for an up to $150 million multiple-advance term loan (the “Senior Facility”); we also entered into a subordinated credit agreement (together with the Original Senior Credit Agreement, the “Original Credit Agreements”) with Cargill for an up to $50 million multiple-advance subordinated term loan (together with the Senior Facility, the “Original Facilities”).

•
On November 19, 2021, Leo consummated the mergers contemplated by the Business Combination Agreement and Plan of Reorganization, dated as of June 17, 2021, by and among Leo, Longleaf Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Leo (“First Merger Sub”), Longleaf Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Leo (together with First Merger Sub, the “Merger Subs”), and Legacy Local Bounti. In connection with the Closing, we changed our name from Leo Holdings III Corp to Local Bounti Corporation.

•
On March 14, 2022, we entered into a definitive agreement to acquire California-based complementary indoor farming company Pete’s (the “Pete’s Acquisition”), for total consideration of $122.5 million, subject to customary adjustments. Also, on March 14, 2022, we entered into a First Amendment to Credit Agreements and Subordination Agreement (the “Amendment”) to amend the Original Credit Agreements and the Original Facilities (as amended, the “Amended Facilities”) to fund the Pete’s Acquisition along with other terms as agreed in the Amendment. The Pete’s Acquisition closed on April 4, 2022. The Pete’s Acquisition consideration was comprised of $92.5 million in cash, provided pursuant to the Amended Facilities, and $30.0 million in shares of our common stock.

Board Composition
Our Board is currently comprised of six members. Our bylaws permit our Board to establish by resolution the authorized number of directors, and six directors are currently authorized, four of whom qualify as “independent” under NYSE listing standards. Our Board has appointed Craig M. Hurlbert, our co-CEO, to serve as Chairman of the Board and Edward C. Forst to serve as our lead independent director.
Our Board is divided into three classes, with staggered three-year terms. Only one class of directors will be elected at each annual stockholders’ meeting, with the other classes of directors continuing for the remainder of their respective three-year terms. Upon the expiration of the term of a class of directors, a director in that class will be eligible to be elected for a new three-year term at the annual stockholders’ meeting in the year in which their term expires.
Our directors are divided among the three classes as follows:
Director	Class	Term Expires at the Annual Stockholders’ Meeting in This Year
Pamela Brewster	I	2022
Matthew Nordby	I	2022
Mark J. Nelson	II	2023
Edward C. Forst	II	2023
Craig M. Hurlbert	III	2024
Travis M. Joyner	III	2024

Board Meetings
Our Board held three meetings during 2021, one after the Business Combination and two prior to the Business Combination. Prior to the Business Combination, the Board of Directors of Legacy Local Bounti held five meetings as a private company.
Board and Committee Meeting Attendance
All directors attended at least 75% of the meetings of the Board and the committees on which the director served. Under our Corporate Governance Guidelines, directors are expected to regularly attend meetings of the Board and committees on which the director sits and to review prior to meetings material distributed in advance for the meetings.
Attendance at Annual Meeting
Under our Corporate Governance Guidelines, directors are invited and encouraged to attend our annual stockholders’ meetings, either in person or by teleconference or video conference.
Communication with Directors
Stockholders and other interested parties who wish to communicate with our Board, nonmanagement directors as a group, a committee of our Board, or an individual director (including our Chairman) may do so by letters addressed to the attention of our Corporate Secretary.
All communications are reviewed by the Corporate Secretary and provided to the members of our Board as appropriate. Unsolicited items, sales materials, abusive, threatening, or otherwise inappropriate materials, and other routine items and items unrelated to the duties and responsibilities of our Board will not be provided to directors.
The address for these communications is:
Local Bounti Corporation
220 W. Main St.
Hamilton, MT 59840
Attention: Corporate Secretary
Telephone: 800-640-4016
Director Independence
Our Board has undertaken a review of its composition, the composition of its committees, and the independence of each director and considered whether any director has a material relationship with us that could compromise their ability to exercise independent judgment in carrying out their responsibilities. Based on information provided by each director concerning their background, employment, and affiliations, including family relationships, our Board has determined that each of Pamela Brewster, Edward C. Forst, Mark J. Nelson, and Matthew Nordby does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under SEC rules and NYSE listing standards. In making these determinations, our Board considered the current and prior relationships that each nonemployee director has with Local Bounti and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each nonemployee director and the transactions involving them described below under the heading “Certain Relationships and Related Transactions.”
Board Leadership Structure
Our Board has determined that it should maintain the flexibility to select the chairperson of the Board and adjust its Board leadership structure based on circumstances existing from time to time and based on criteria that are in our best interests and the best interests of our stockholders, including the composition, skills, diversity, and experience of the Board and its members, specific challenges faced by us or our industry, and governance efficiency. The Board has adopted Corporate Governance Guidelines, which provide for the appointment of a lead independent director at any time when the chairperson is not independent. Craig M. Hurlbert has been elected to serve as Chairman of the Board and Edward C. Forst serves as lead independent director and is responsible for, among other matters, calling and presiding over each executive session of the independent directors and briefing the co-Chief Executive Officers on issues arising from executive sessions and serving as a liaison between the chairperson and the independent directors.
Board Role in Risk Oversight
One of the key functions of the Board is informed oversight of our risk management process. This oversight function is administered directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure. The Audit Committee of the Board has the responsibility to consider and discuss our major financial risk exposures and the steps management takes to monitor and control exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. The Compensation Committee of our Board assesses and monitors whether our compensation plans, policies, and programs comply with applicable legal and regulatory requirements. The Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines.
Committees of the Board
Our board has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Our Board may from time to time establish other committees.
Audit Committee
Our Audit Committee is comprised of Edward C. Forst (Chair), Pamela Brewster, and Mark J. Nelson. Each of Edward C. Forst, Pamela Brewster, and Mark J. Nelson meets the requirements for independence and financial literacy under SEC rules and NYSE listing standards. In addition, each of Edward C. Forst and Mark J. Nelson qualifies as an audit committee financial expert as defined under SEC rules.
The Audit Committee’s responsibilities include, among other things:
•	appointing, compensating, retaining, evaluating, terminating, and overseeing Local Bounti’s independent registered public accounting firm
•	reviewing the adequacy of Local Bounti’s system of internal controls and the disclosure regarding this system of internal controls contained in Local Bounti’s periodic filings
•	preapproving all audit and permitted non-audit services and related engagement fees and terms for services provided by the Local Bounti’s independent auditors
•	reviewing with Local Bounti’s independent auditors their independence from management
•	reviewing, recommending, and discussing various aspects of the financial statements and reporting of the financial statements with management and Local Bounti’s independent auditors
•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls, or auditing matters.
Our Audit Committee operates under a written charter, which satisfies SEC rules and NYSE listing standards and is available in the investors section of our website at localbounti.com. All audit services and permissible non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm will be approved in advance by our Audit Committee. Our Audit Committee held four meetings in 2021.
Compensation Committee
Our Compensation Committee is comprised of Pamela Brewster (Chair) and Matthew Nordby. The composition of the Compensation Committee meets the requirements for independence under SEC rules and NYSE listing standards. Each member of the Compensation Committee is a nonemployee director, as defined in Rule 16b-3 promulgated under the Exchange Act. Our Compensation Committee operates under a written charter, which satisfies NYSE listing standards and is available on the investors section of our website at localbounti.com.

The Compensation Committee is responsible for, among other things:
•	setting the compensation of our co-Chief Executive Officers and, in consultation with our co-Chief Executive Officers, reviewing and approving the compensation of our other executive officers
•	reviewing on a periodic basis and making recommendations to the Board regarding nonemployee director compensation
•	reviewing on a periodic basis and discussing with our co-Chief Executive Officers and the Board the development and succession plans for senior management positions
•	administering any cash and equity-based incentive plans that are stockholder-approved or where participants include our executive officers and directors
•	providing oversight of and recommending improvements to our overall compensation and incentive plans and benefit programs
The charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel, or other adviser and is directly responsible for the appointment, compensation, and oversight of the work of the adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel, or any other adviser, the Compensation Committee will consider the independence of the adviser, including the factors required by SEC rules and NYSE listing standards. Our Compensation Committee did not hold any meetings in 2021.
The Compensation Committee has authority to form, and delegate authority to, one or more subcommittees, comprised of one or more committee members. Any subcommittee will have the responsibilities and authority delegated to it, including, if so designated, the full responsibility and authority of the committee with respect to delegated matters, unless otherwise prohibited by applicable laws or listing standards.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is comprised of Mark J. Nelson (Chair), Matthew Nordby, and Edward C. Forst. The composition of the Nominating and Corporate Governance Committee meets the requirements for independence under SEC rules and NYSE listing standards.
Our Nominating and Corporate Governance Committee is responsible for, among other things:
•	identifying, evaluating, and making recommendations to the Board regarding nominees for election to the Board and its committees
•	developing and making recommendations to the Board regarding our corporate governance guidelines
•	overseeing our corporate governance practices
•	reviewing our code of business conduct and ethics and approve any amendments or waivers
•	overseeing the evaluation and the performance of the Board and individual directors
•	contributing to succession planning
Our Nominating and Corporate Governance Committee operates under a written charter, which satisfies NYSE listing standards, and which is available on the investors section of our website at localbounti.com. Our Nominating and Corporate Governance Committee did not hold any meetings in 2021.
Our Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills, and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the Nominating and Corporate Governance Committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) the candidates, may take into account many factors, including diversity of personal and professional background, perspective, and experience; personal and professional integrity, ethics, and values; experience in corporate management, operations, or finance; experience relevant to our industry and with relevant social policy concerns; experience as a Board member or executive officer of another public company; relevant academic expertise or other proficiency in an area of our operations; practical and mature business judgment; and any other relevant qualifications, attributes, or skills.

In recommending candidates for nomination, our Nominating and Corporate Governance Committee considers candidates recommended by directors, officers, employees, stockholders, and others, using the same criteria to evaluate all candidates.
Currently, our Board evaluates each individual in the context of the Board as a whole with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.
Certain Relationships and Related Transactions
In addition to the executive officer and director compensation arrangements discussed below under “Executive Compensation” and above under “Proposal One: Election of Directors–Director Compensation,” respectively, the following is a description of transactions since January 1, 2021, and currently proposed transactions in which:
•	we, Leo, or Legacy Local Bounti have been or are to be a participant;
•	the amounts involved exceeded or exceeds $120,000; and
•
any of our directors, executive officers, or holders of more than 5% of our outstanding capital stock or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Amended and Restated Registration Rights Agreement
In connection with the Closing, a Registration Rights Agreement, dated March 2, 2021, among Local Bounti and certain persons and entities holding our securities was amended and restated and Local Bounti, certain persons and entities holding our securities prior to the Closing (the “Initial Holders”), and certain persons and entities receiving common stock or instruments exercisable for common stock in connection with the Business Combination (the “New Holders” and, together with the Initial Holders, the “Registration Rights Holders”) entered into an amended and restated registration rights agreement (the “A&R Registration Rights Agreement”). Pursuant to the A&R Registration Rights Agreement, we filed with the SEC (at our sole cost and expense) a registration statement on December 10, 2021, registering the resale of certain securities held by or issuable to the Registration Rights Holders (the “Resale Registration Statement”), and the Resale Registration Statement was declared effective on December 23, 2021. In certain circumstances, certain of the Registration Rights Holders can demand up to three underwritten offerings, and all of the Registration Rights Holders are entitled to customary piggyback registration rights. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by us if we fail to satisfy any of our obligations under the A&R Registration Rights Agreement.
Lock-Up Arrangements
In connection with the Closing, Legacy Local Bounti securityholders entered into agreements pursuant to which they agreed, subject to certain customary exceptions, not to (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and related SEC rules, any shares of common stock held by them immediately after the Closing, including any shares issuable upon the exercise of options to purchase shares of common stock held by them immediately after the Closing of the Business Combination (“Lock-Up Shares”), (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such Lock-Up Shares, whether the transaction is to be settled by delivery of the securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a) through (c), collectively, “Transfer”) through May 18, 2022.
In connection with the Business Combination, Leo entered into subscription agreements with certain investors (the “PIPE Investors”), whereby it issued 15 million shares of common stock at $10 per share (the “PIPE Shares”) for an aggregate purchase price of $150 million (the “PIPE Financing”), which closed simultaneously with the consummation of the Business Combination. Upon the Closing, the PIPE Investors were issued shares of our common stock.

Pursuant to the A&R Registration Rights Agreement and, subject to certain exceptions, Leo Investors III LP (the “Sponsor”) and its permitted transferees are contractually restricted from selling or transferring any of their shares of common stock (not including any PIPE Shares issued in the PIPE Financing) (the “Sponsor Lock-Up Shares”). These restrictions began at Closing and end on the earlier of (a) November 19, 2022, and (b) the earlier to occur of, subsequent to November 19, 2021, (x) the first date on which the last reported sale price of the Common Stock equals or exceeds $12 per share (as equitably adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing and (y) the date on which there is consummated a subsequent liquidation, merger, share exchange, or other similar transaction that results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.
Pre-Business Combination Related Party Transactions of Legacy Local Bounti
BrightMark Partners, LLC Management Services Agreement
In August 2018, Legacy Local Bounti entered into a management services agreement with BrightMark Partners, LLC (“BrightMark”), for certain management services, including management, CFO, business, operational, strategic, and advisory services. The two managing partners of BrightMark, Craig M. Hurlbert and Travis M. Joyner, are the co-founders and co-CEOs of Legacy Local Bounti. Under the agreement, the management services would be provided for an initial term of three years that would automatically renew for an additional one-year term. As consideration for management services, BrightMark billed Local Bounti on a monthly basis for services rendered pursuant to the management services agreement, plus and expenses. In March 2021, Legacy Local Bounti and BrightMark terminated the management services agreement.
For the year ended December 31, 2021, Legacy Local Bounti incurred management fees of $120,000. Craig M. Hurlbert and Travis M. Joyner each own the interest of half amount in the transactions based on the 50% ownership of BrightMark from each of them.
BrightMark previously held shares of Legacy Local Bounti, but distributed the shares to Wheat Wind Farms, LLC and McLeod Management Co. LLC, which are controlled by Craig M. Hurlbert and Travis M. Joyner, our co-CEOs, respectively.
Grow Bitterroot Sale Lease Back Transaction and Services Agreement
In June 2020, Legacy Local Bounti sold a greenhouse facility it had constructed to Grow Bitterroot, LLC (“Grow Bitterroot”), a qualified opportunity zone fund owned in part by Live Oak Ventures, LLC, which owns more than 10% of our stock, and Orange Strategies LLC, of which our director, Pamela Brewster, is Principal, for a total consideration of $4.5 million. Travis M. Joyner, our co-CEO, is manager of Grow Bitterroot. Concurrently, Legacy Local Bounti and Grow Bitterroot entered into an agreement whereby we lease land and the greenhouse facility from Grow Bitterroot. In addition, Legacy Local Bounti and Grow Bitterroot entered into a property maintenance and management services agreement under which we will provide all property maintenance and management services, including business, operational, strategic, and advisory services in exchange for an annual fee of $50,000. The property maintenance and management services agreement includes an initial term of three years, which will renew automatically unless terminated by either party with 30 days’ notice. In July 2020, Legacy Local Bounti began providing development services to Grow Bitterroot in connection with the expansion of the Grow Bitterroot-owned greenhouse facility. For the year ended December 31, 2021, we paid to Grow Bitterroot $812,513 under the lease agreement and $50,000 under the property maintenance and management services agreement.
BrightMark Partners LLC Short-Term Lease Agreement
In December 2020, Legacy Local Bounti entered into a short-term lease agreement with BrightMark for commercial office space. The lease may be terminated at any time by either party upon 30 days’ written notice. The monthly rent is $2,000 per month ($24,000 per year).
McLeod Property HM LLC Commercial Lease
On June 15, 2021, Legacy Local Bounti entered into a commercial lease agreement with McLeod Property HM LLC located in Hamilton, Montana, whose owner, Bridget M. Joyner, is the wife of Travis M. Joyner, our co-CEO. The lease had a one-year term commencing on June 15, 2021, and ending June 14, 2022, or upon lease termination. The lease was terminated on March 15, 2022. The monthly rent was $3,250 per month ($39,000 per year).
Right of First Refusal, Co-Sale, and Pre-Emptive Rights Agreement
In July 2019, Legacy Local Bounti entered into a right of first refusal, co-sale, and pre-emptive rights agreement (the “ROFR”) with certain holders of Legacy Local Bounti’s capital stock including certain directors, officers, and holders of 5% or more of Legacy Local Bounti’s capital stock. These parties include Live Oak Ventures, LLC, Rom Ramsbacher, MSE Consulting, LLC, BrightMark (prior to the distribution of shares to entities controlled by Craig M. Hurlbert and Travis M. Joyner in 2021), David Lincoln, and Josh White. The ROFR was terminated in connection with the Closing.
Convertible Securities Financing
On April 19, 2021, Legacy Local Bounti issued and sold convertible securities (the “Convertible Notes”) to Charles R. Schwab & Helen O. Schwab TTEE The Charles & Helen Schwab Living Trust U/A DTD 11/22/1985 (the “Charles Schwab 1985 Trust”) in an aggregate principal amount of $10 million and Charles R. Schwab TTEE The Charles & Helen Schwab Living Trust U/A DTD 11/22/1985 in an aggregate principal amount of $5 million (together with Charles Schwab 1985 Trust, the “Convertible Note Holders”). Interest on the Convertible Notes accrued at a rate of 8%, computed on the basis of the actual number of days elapsed and a year of 365 days. The Convertible Notes Holders are affiliates and under common control with Live Oak Ventures, LLC, a stockholder of Legacy Local Bounti. The Convertible Notes mature 24 months from the issuance date. In connection with the Closing, on November 19, 2021, all Convertible Notes were converted into a number of shares of our common stock, at a conversion price equal to value of each share of common stock in the Business Combination multiplied by 85%.
Family Member
Rick D. Leggott is the control person of Bitterroot Partners, LLC, a stockholder of Local Bounti, and his immediate family member, Jeff Leggott, is currently a full-time employee of Local Bounti.
Advisory Services Agreement
In March 2021, The Lenox Group and Legacy Local Bounti entered into an agreement pursuant to which The Lenox Group provided to Legacy Local Bounti certain management services, including strategic and advisory services. The Lenox Group is an entity controlled by Kathleen Valiasek, our Chief Financial Officer. Pursuant to the agreement, the payment for the services was conditioned upon the consummation of a transaction with a special purpose acquisition company. The agreement was terminated by mutual agreement of the parties in April 2021, prior to Ms. Valiasek becoming an employee of Legacy Local Bounti, subject to payment of amounts owing to The Lenox Group upon the closing of a qualifying transaction. In connection with the Closing, Local Bounti paid $850,000 to The Lenox Group and all remaining provisions of the agreement were satisfied upon the payment.
Pre-Business Combination Related Party Transactions of Leo
Class B Ordinary Shares
On January 18, 2021, the Sponsor paid $25,000 to cover certain expenses of Leo in consideration of 5,750,000 Class B ordinary shares. On February 25, 2021, Leo effected a share capitalization, resulting in an aggregate of 6,900,000 Class B ordinary shares outstanding. On February 2021, the Sponsor transferred 20,000 Class B ordinary shares to Lori Bush, Mary E. Minnick, and Mark Masinter. On March 2, 2021, the Sponsor forfeited 25,000 founder shares after the initial public offering as a result of the underwriters’ partial exercise of the over-allotment option. Of the 6,875,000 Class B ordinary shares outstanding as of June 30, 2021, the Sponsor owned an aggregate of 6,770,000 Class B ordinary shares and Lori Bush, Mary E. Minnick, and Mark Masinter owned an aggregate of 60,000 Class B ordinary shares. The Class B ordinary shares automatically converted into Class A ordinary shares upon the Closing on a one-for-one basis.

Private Placement Warrants
Simultaneously with the closing of the initial public offering, Leo consummated the private placement of 5,333,333 private placement warrants at a price of $1.50 per warrant to the Sponsor, generating gross proceeds of $8 million. Each private placement warrant is exercisable for one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the private placement warrants were added to the proceeds from the initial public offering to be held in the trust account. The private placement warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
Related Party Loans
The Sponsor had agreed to loan Leo up to $300,000 (the “Note”) to be used for the payment of costs related to the initial public offering. The Note was non-interest bearing, unsecured, and was due on the earlier of June 30, 2021, and the closing of the initial public offering. Leo had borrowed $112,000 under the Note, which was fully repaid upon the closing of the initial public offering on March 2, 2021.
Administrative Services Agreement
Leo agreed, commencing on the effective date of the initial public offering through the earlier of Leo’s consummation of a business combination and its liquidation, to pay the Sponsor a monthly fee of $10,000 for office space and secretarial and administrative services. For the period ended January 8, 2021, through the Business Combination, Leo incurred $83,000 in fees for these services. The agreement terminated at the Closing.
Leo Registration Rights Agreement
Pursuant to a registration rights agreement entered into on March 2, 2021 (the “Original Registration Rights Agreement”), the holders of the Class B ordinary shares, private placement warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights. The holders of these securities are entitled to make up to three demands, excluding short form demands, that Leo register the securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Closing. However, the Original Registration Rights Agreement provides that Leo will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. Leo will bear the expenses incurred in connection with the filing of the registration statements.
In connection with the Business Combination, the Original Registration Rights Agreement was terminated upon the execution of the Amended and Restated Registration Rights Agreement.
Indemnification Agreements
Our Certificate of Incorporation contains provisions limiting the liability of directors, and our Bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our charter documents also provide the Board with discretion to indemnify officers and employees when determined appropriate by the Board.
We have entered into indemnification agreements with each of our directors, executive officers, and certain other key employees. The indemnification agreements provide that we will indemnify each of these individuals against any and all expenses incurred by the individual because of their status as a director, executive officer, or other key employees, to the fullest extent permitted by Delaware law and our charter documents. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by these individuals in connection with a legal proceeding involving their status as a director, executive officer, or key employee.
Related Party Transactions Policy
We have adopted a written related party transaction policy. The policy provides that officers, directors, holders of more than 5% of any class of Local Bounti’s voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons will not be permitted to enter into a related-party transaction with Local Bounti without the prior consent of our Audit Committee or other independent members of the Board in the event it is inappropriate for the Audit Committee to review the transaction due to a conflict of interest. Any request for Local Bounti to enter into a transaction with a related party in which the amount involved exceeds $120,000 must first be presented to the Audit Committee for review, consideration, and approval. In approving or rejecting the proposed transactions, the Audit Committee will take into account all relevant facts and circumstances available.
Code of Business Conduct and Ethics
Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Business Conduct and Ethics is available under the investors section of our website at localbounti.com. In addition, we intend to post under the investors section of our website all disclosures that are required by law or NYSE listing standards relating to any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.
Policy Against Hedging
We have adopted a policy that prohibits members of our Board and all employees, including “officers” under Section 16 of the Exchange Act, from purchasing any financial instruments (such as prepaid variable forward contracts, equity swaps, collars or exchange funds) or otherwise engaging in any transactions that hedge the risk of stock ownership in Local Bounti.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than 10% of our common stock to file with the SEC reports of ownership regarding the common stock and other Local Bounti equity securities. These persons are required to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of these forms furnished to us and written representations from our directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in 2021.

Executive Officers
Our Board chooses our executive officers, who then serve at the discretion of the Board. There is no family relationship between any of the directors or executive officers and any of our other directors or executive officers. Below is biographical information about our executive officers:
Name	Age(1)	Position
Executive Officers
Craig M. Hurlbert	59	Co-Chief Executive Officer and Director
Travis M. Joyner	40	Co-Chief Executive Officer and Director
Brian C. Cook	43	President
Kathleen Valiasek	58	Chief Financial Officer
Mark McKinney	59	Chief Operating Officer
B. David Vosburg Jr.	40	Chief Innovation Officer
Gary Hilberg	56	Chief Sustainability Officer
Margaret McCandless	49	General Counsel and Corporate Secretary
Craig M. Hurlbert. Mr. Hurlbert’s biographical information is set forth above under the heading “Proposal One: Election of Directors–Continuing Directors.”
Travis M. Joyner. Mr. Joyner’s biographical information is set forth above under the heading “Proposal One: Election of Directors–Continuing Directors.”
Brian Cook. Mr. Cook has served as our President since April 2022. Mr. Cook previously served as Chief Executive Officer of Pete’s, a leading produce company specializing in hydroponic greenhouse-grown lettuce and cress, from November 2017 to April 2022, when Local Bounti acquired Pete’s. Mr. Cook also served as Vice President of Sales of Hollandia Produce from February 2016 to November 2017. Prior to joining Hollandia Produce, Mr. Cook served in various sales roles at several produce and retail advertising companies. Mr. Cook currently serves as a Member of the Fresh Produce & Floral Council Board and the Ventura College Agriculture Advisory Board.
Kathleen Valiasek. Ms. Valiasek has served as our Chief Financial Officer since the Closing and prior to this, served as Legacy Local Bounti’s Chief Financial Officer since April 2021. Prior to this, Ms. Valiasek served as Chief Financial Officer from January 2017 to June 2019 and as Chief Business Officer from June 2019 to March 2021 at Amyris (NASDAQ: AMRS), a science and technology leader in the research, development and production of sustainable ingredients for the Clean Health & Beauty and Flavors & Fragrances markets. Prior to Amyris, Ms. Valiasek served as Chief Executive Officer of Lenox Group, Inc., a finance and strategic consulting firm she founded in 1994 and in this capacity she worked closely with the senior management teams of fast- growing companies including start-ups, venture-backed and Fortune 500 companies such as Albertsons, CVS, Gap, Kaiser Permanente and Softbank. At Lenox Group, she was typically engaged for critical roles on multi- year assignments including M&A transactions, debt and equity financings, IPOs and spin-offs. Ms. Valiasek holds a B.B.A. from the University of Massachusetts at Amherst.
Mark McKinney. Mr. McKinney has served as our Chief Operating Officer since the Closing and prior to this, joined Legacy Local Bounti in August 2021 as Chief Operating Officer. From July 2018 to July 2021, Mr. McKinney worked as Chief Operating Officer at Fruit Growers Supply, an agricultural supply cooperative company. Prior to that, Mr. McKinney served as Chief Executive Officer of Al Ghurair Foods, a large diversified industrial enterprise in the Middle East, from June 2015 to August 2017. Previously, he held key executive management roles with Dole Foods, including as President of Dole Packaged Foods Asia, President and Managing Director of Dole Thailand, and earlier in his career held senior global supply chain management positions with Dole for its Europe, North America and Asia operations. Mr. McKinney served as Board member of Serendip Flour (Sri Lanka) and Reem Rice Ltd from July 2015 to July 2017. Mr. McKinney has a B.S. in Chemical Engineering from California Polytechnic University and an M.B.A. in International Business/ Corporate Finance from Claremont Graduate University.
B. David Vosburg Jr. Mr. Vosburg has served as our Chief Innovation Officer since the Closing and prior to this, served as Legacy Local Bounti’s Chief Operating Officer from January 2021 to August 2021, and has served as Chief Innovation Officer thereafter, with two decades of international financial, business development and technology experience, transitioning from the CFO to the COO role in April of 2021. From May 2020 to

October 2020, Mr. Vosburg served as Chief Financial Officer and Head of Emerging Technology at Sensei Ag, a market changing AgTech venture founded by Oracle co-founder Larry Ellison. From December 2014 to April 2020, Mr. Vosburg served as CFO and Head of Business Development of Crop One Holdings, a company that grows fresh, nutritious and delicious produce in indoor farms. He also co-founded Conception Nurseries, a technology licensee to expand Crop One into new verticals. In his early career, Mr. Vosburg founded and grew Ed-Tech and Fin-Tech companies in Zambia, working in C-suite roles. He also served a term as President of the American Chamber of Commerce in Zambia. Mr. Vosburg earned a B.A. in Political Science from the University of Notre Dame and an M.B.A. from the Yale School of Management.
Gary Hilberg. Mr. Hilberg has served as our Chief Sustainability Officer since the Closing and prior to this, joined Legacy Local Bounti as Vice President of Sustainability in December 2020 and was promoted to Chief Sustainability Officer in January 2021. Before joining Legacy Local Bounti, from June 2017 to December 2020, Mr. Hilberg was President of Continuum Energy Inc., a company he founded in 2002 which provides consulting services, including business strategy, sustainability and commercialization. From August 2002 to June 2017, Mr. Hilberg led the senior management team for several small and mid-sized energy solutions businesses, including Everest Sciences and TAS Energy. Mr. Hilberg was Vice President of Sales & Marketing for Pratt & Whitney Power Systems from May 2000 to August 2002, leading the expansion into the gas turbine services segment. Prior to PWPS, he worked for General Electric, Stewart & Stevenson, NAES Corporation, and the U.S. Navy. Mr. Hilberg is a licensed professional engineer (Chemical) in the States of Texas and California and holds a B.S. degree in Chemical Engineering from Oregon State University and an M.B.A. from the University of Phoenix.
Margaret McCandless. Ms. McCandless has served as our General Counsel since February 2022 and our Corporate Secretary since March 2022. Before joining Local Bounti, Ms. McCandless was Chief Compliance Officer, Assistant General Counsel, and Corporate Secretary of Royal Gold, Inc., a precious metals streaming and royalty company, from January 2020 to January 2022. Previously, she served as Vice President, General Counsel, and Secretary from January 2015 to December 2019 and Assistant General Counsel and Assistant Secretary from January 2012 to January 2015 of Intrepid Potash, Inc., a potash and specialty plant-nutrient company. From 2004 through 2011, Ms. McCandless served as Associate General Counsel – Securities, Disclosure, and Corporate Governance for CenturyLink, Inc. and Qwest Communications International Inc. Prior to joining Qwest, Ms. McCandless was an associate at the law firms of Hogan Lovells LLP and Cooley LLP. Ms. McCandless holds a J.D. from the University of Wisconsin Law School and a B.S. in Accounting from the University of Colorado at Boulder.

Executive Compensation
The following table sets forth information concerning the compensation of our officers who served as named executive officers during the year ended December 31, 2021.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Craig M. Hurlbert Co-Chief Executive Officer(4)	2021	172,615	—	—	18,003	190,618
	2020	—	—	—	314,000	314,000
Travis M. Joyner Co-Chief Executive Officer(4)	2021	172,615	—	—	12,465	185,080
	2020	—	—	—	314,000	314,000
Kathleen Valiasek Chief Financial Officer(5)	2021	305,673	900,000	9,672,951	31,418	10,910,042
Mark McKinney Chief Operating Officer(6)	2021	174,680	175,000	4,954,761	26,533	5,330,974
(1)
Amounts reflect, with respect to Mr. McKinney, a $100,000 sign-on bonus and a $75,000 discretionary bonus approved by the Board on November 18, 2021, and, with respect to Ms. Valiasek, a discretionary bonus approved by the Board on November 18, 2021.

(2)
Stock awards are reported at aggregate grant date fair value in the year granted, calculated in accordance with financial statement reporting rules. For information about the assumptions used in calculating grant date fair value, see Note 12, Stock-Based Compensation, to our consolidated financial statements in our Form 10-K for the year ended December 31, 2021.

(3)
Amount reflects, (a) with respect to Mr. Hurlbert, (i) $12,465 in management fees paid to BrightMark, of which he is a 50% owner, and (ii) $5,538 in company 401(k) contributions; (b) with respect to Mr. Joyner, $12,465 in management fees paid to BrightMark, of which he is a 50% owner; (c) with respect to Ms. Valiasek, (i) $19,818 in relocation reimbursement payments and (ii) $11,600 in company 401(k) contributions; and, (d) with respect to Mr. McKinney, (i) $20,533 in relocation reimbursement payments and (ii) $6,000 in company 401(k) contributions.

(4)	Messrs. Hurlbert and Joyner became employees and Co-Chief Executive Officers on April 1, 2021.
(5)	Ms. Valiasek was hired as Chief Financial Officer on April 1, 2021.
(6)	Mr. McKinney was hired as Chief Operating Officer on August 23, 2021.
2021 Compensation
In 2021, we incurred a monthly management services fee to BrightMark, a company in which Messrs. Hurlbert and Joyner are co-owners, pursuant to a management services agreement by and between BrightMark and Local Bounti entered into as of August 20, 2018 (the “Management Services Agreement”). In March 2021, the Management Services Agreement was terminated. In April 2021, Messrs. Hurlbert and Joyner became Local Bounti employees and Co-Chief Executive Officers.
In 2021, each named executive officer received an annual base salary from Local Bounti to compensate them for their services commensurate with their skill set, experience, role, and responsibilities. In addition, Ms. Valiasek and Mr. McKinney received discretionary cash bonuses to compensate them for their services.
Effective January 1, 2022, to reinforce their commitment to employees as the centerpiece for creating long-term value for stockholders, each of our Co-Chief Executive Officers requested that their annual base salaries be decreased to $35,000.
Executive Employment Agreements
In November 2021, we entered into employment agreements with each of our executive officers, including each named executive officer, which became effective on the Closing. Pursuant to each employment agreement, if the employee separates from service (a) due to termination by us for a reason other than (x) Cause (as defined in the employment agreement), (y) the employee becoming Disabled (as defined in the employment agreement) or (z) the employee’s death, or (b) due to resignation by the employee on account of Good Reason (as defined in the employment agreement) (each, an “Involuntary Termination”) under either of the following circumstances, the employee will be entitled to their salary and other benefits accrued through the separation date and, subject to the employee executing a release and general waiver of claims in favor of Local Bounti and adhering to the applicable restrictive covenants (other than with respect to accrued benefits), the employee will be entitled to the following respective additional severance benefits:
•	If the Involuntary Termination occurs at any time other than at or during the 12-month period immediately following a Change in Control (as defined in the 2021 Plan), (a) continuing salary payments for a period of six months (12 months in the case of the co-Chief Executive Officers), (b) COBRA reimbursement payments for a period of six months (12 months in the case of the co-Chief Executive Officers), and (c) if the employee’s termination date is at least 12 months following the employee’s start date with Local Bounti, all of the employee’s unvested and outstanding equity awards that would have become vested had employee remained in Local Bounti’s employ for the 12-month period following the employee’s termination of employment will immediately vest and become exercisable as of the date of the employee’s termination
•
If the Involuntary Termination occurs during the 12-month period immediately following a Change in Control, then in lieu of the above, (a) a lump sum severance payment equal to 1.5 (2.0 in the case of the co-Chief Executive Officers) times the employee’s base salary, (b) COBRA reimbursement payments for a period of 18 months (24 months in the case of the co-Chief Executive Officers), and (c) if the employee’s termination date is at least 12 months following the employee’s start date with Local Bounti, all of the employee’s unvested and outstanding equity awards will immediately vest and become exercisable as of the date of the employee’s termination

The employment arrangements each include (1) confidentiality and non-disparagement obligations applicable during the employee’s term and following the termination thereof for any reason, (2) a standard intellectual property assignment provision, (3) a non-competition provision applicable during the employee’s term and during the one year period following termination for any reason, and (4) a non-solicitation provision applicable during the employee’s term and during the one year period following termination for any reason.
Ms. Valiasek’s employment agreement superseded and replaced an offer letter between Ms. Valiasek and us effective March 2021. Under that prior offer letter, Ms. Valiasek was entitled to an annual base salary of $425,000 and was granted 212,384 shares of change-in-control restricted nonvoting Local Bounti common stock under the 2020 Plan, which was adjusted to 1,055,478 shares of Local Bounti in the Business Combination. Ms. Valiasek’s prior offer letter further entitled her to relocation expense reimbursements, three weeks’ vacation time, and eligibility to participate in Local Bounti’s employee benefits plans maintained by Local Bounti and generally made available to similarly situated employees.
Mr. McKinney’s employment agreement superseded and replaced an offer letter between Mr. McKinney and us effective July 2021. Under that prior offer letter, Mr. McKinney was entitled to an annual base salary of $500,000 and was granted 100,000 shares of nonvoting common stock RSUs under the 2020 Plan, which was adjusted to 496,967 shares of Local Bounti in the Business Combination. Mr. McKinney’s prior offer letter further provided him with a $100,000 sign on bonus and entitled him to relocation expense reimbursements, three weeks’ vacation time, and eligibility to participate in Local Bounti’s employee benefits plans maintained by Local Bounti and generally made available to similarly situated employees.
Benefits
We provide executives and other employees medical, dental, and vision benefits. We also provided other benefits to executives on the same basis as provided to other salaried employees, such as company 401(k) contributions, vacation days, and paid holidays.
Equity Awards
In June 2019, BrightMark subjected 5,527,500 of its shares of Legacy Local Bounti voting common stock to service-based vesting over a three-year quarterly installment vesting period with vesting occurring on the last day of each calendar quarter measured from the one-quarter anniversary of June 2019, subject to the continuation of BrightMark’s services to Legacy Local Bounti. In March 2021, in connection with the cancellation of the Management Services Agreement and Messrs. Hurlbert and Joyner becoming employees of Legacy Local Bounti, Legacy Local Bounti accelerated the vesting of the remaining unvested shares.
In March 2021, Ms. Valiasek received a grant of 212,384 restricted shares of non-voting Legacy Local Bounti common stock under the 2020 Plan, which was adjusted to 1,055,478 restricted shares of Local Bounti in the Business Combination, as described in more detail below.
In November 2021, each of Ms. Valiasek and Mr. McKinney received 100,000 RSUs with respect to Legacy Local Bounti common stock under the 2020 Plan, which was adjusted to 496,967 shares of Local Bounti in the Business Combination.

In January 2022, the Board, upon recommendation of the Compensation Committee, approved equity compensation awards for certain executive officers. Pursuant to this action, Messrs. Hurlbert and Joyner were each awarded 2,000,000 RSUs, Ms. Valiasek was awarded 1,447,555 RSUs, and Mr. McKinney was awarded 1,003,033 RSUs. The RSUs were granted pursuant to the 2021 Plan and granted subject to the filing of a Form S-8 registering the shares of Common Stock covered by the 2021 Plan, which has since occurred. The RSUs will vest 10% on July 1, 2022, 30% on January 1, 2023, 30% on January 1, 2024, and 30% on January 1, 2025, subject to continued service.
Outstanding Equity Awards at the End of 2021
The following table sets forth information regarding each unvested stock award held by each named executive officer as of December 31, 2021.
	Stock Awards
Name	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)
Kathleen Valiasek	1,552,445(2)	10,013,270
Mark McKinney	496,967(3)	3,205,437
(1)	Values are based on the closing price of our common stock on the NYSE on December 31, 2021 ($6.45).
Represents (a) 496,967 RSUs awarded under the 2020 Plan, scheduled to vest as to 10% on May 1, 2022, with the remaining RSUs vesting in three annual 30% installments thereafter, subject to continued service; and (b) 1,055,478 RSAs awarded under the 2020 Plan, scheduled to vest as to 10% on March 15, 2022, with the remaining RSAs vesting in three annual 30% installments thereafter, subject to continued service.
(2)
Represents 496,967 RSUs awarded under the 2020 Plan, scheduled to vest as to 10% on May 1, 2022, with the remaining RSUs vesting in three annual 30% installments thereafter, subject to continued service.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information regarding the beneficial ownership of our common stock as of April 15, 2022, by the following persons:
•	each person known by us to be the beneficial owner of more than 5% of our common stock
•	each of our executive officers and directors
•	all executive officers and directors as a group
Beneficial ownership is determined in accordance with SEC rules, which generally provide that a person has beneficial ownership of a security if they possess sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of our common stock is based on 94,053,288 shares of common stock outstanding as of April 15, 2022. Shares of our common stock that may be acquired by an individual or group within 60 days of April 15, 2022, pursuant to the exercise of options or warrants that are currently exercisable or exercisable within 60 days of April 15, 2022, are deemed to be outstanding for the purpose of computing the percentage ownership of the individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting common stock beneficially owned by them.
Unless otherwise indicated, the address for each stockholder listed is 220 W Main St., Hamilton, MT 59480.
Name and Address of Beneficial Owners	Number of Shares	%
Directors and Executive Officers
Craig M. Hurlbert(1)	18,050,337	19.2
Travis M. Joyner(2)	16,148,881	17.2
Pamela Brewster	1,576,961	1.7
Edward C. Forst(3)	396,401	*
Mark J. Nelson(4)	54,431	*
Matthew Nordby	7,000	*
Kathleen Valiasek(5)	1,120,921.025	1.2
Mark McKinney(4)	46,455	*
B. David Vosburg Jr.	1,207,428	1.3
Gary Hilberg(6)	323,473	*
Brian C. Cook(4)	124,735	*
Margaret McCandless(4)	—	*
All directors and officers as a group (12 persons)	39,057,023.025	41.5
5% Holders:
Wheat Wind Farms, LLC(1)	18,050,337	19.2
McLeod Management Co., LLC(2)	16,148,881	17.2
Leo Investors III LP(7)	12,103,333	12.9
Live Oak Ventures, LLC(8)	11,825,173	12.6
FMR LLC(9)	6,000,000	6.4
*	Less than 1%
(1)
Consists of 17,938,230 shares held by Wheat Wind Farms, LLC, which is controlled by Mr. Hurlbert, as well as 112,107 shares held by Mr. Hurlbert individually. Excludes RSUs that are not expected to settle within 60 days of April 15, 2022.

(2)
Consists of 16,106,907 shares held by McLeod Management Co., LLC, which is controlled by Mr. Joyner, as well as 41,974 shares held by Mr. Joyner individually. Excludes RSUs that are not expected to settle within 60 days of April 15, 2022.

(3)	Consists of 374,489 shares and 21,912 public warrants held by Wellfor LLC, which is an affiliate of Edward C. Forst.
(4)	Excludes RSUs that are not expected to settle within 60 days of April 15, 2022.
(5)	Consists of 1,071,224.025 shares and 49,697 RSUs expected to settle within 60 days of April 15, 2022. Excludes RSUs that are not expected to settle within 60 days of April 15, 2022.

(6)	Consists of 308,564 shares and 14,909 RSUs expected to settle within 60 days of April 15, 2022. Excludes RSUs that are not expected to settle within 60 days of April 15, 2022.
(7)
As reported on a Form 13G filed with the SEC on February 11, 2022, amount represents 6,770,000 shares of common stock and 5,333,333 shares of common stock acquirable in respect of warrants. Leo Investors III LP is controlled by its general partner, Leo Investors GP III Ltd, which is governed by a three-member board of directors. Each director has one vote, and the approval of a majority of the directors is required to approve an action of Leo Investors III LP. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by two or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. No individual director of the general partner of Leo Investors III LP exercises voting or dispositive control over any of the securities held by Leo Investors III LP, even those in which such director directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares. The address for Leo Investors III LP is 21, Grosvenor Place, London, England, SW1X 7HF.

(8)
As reported on an Amendment No. 1 to Form 13G filed with the SEC on January 4, 2022, amount consists of 8,757,694 shares held by Live Oak Ventures, LLC, 2,440,653 shares held by Charles R. Schwab & Helen O. Schwab TTEE The Charles & Helen Schwab Living Trust U/A DTD 11/22/1985 and 626,826 shares held by Charles R. Schwab TTEE The Charles & Helen Schwab Living Trust U/A DTD 11/22/1985, each of which is controlled by Charles R. Schwab.

(9)
As reported by FMR LLC on Form 13G filed with the SEC on February 9, 2022. FMR LLC reported that it had sole voting power over 601,981 of the shares and sole dispositive power over all of the shares. The address for FMR, LLC is 245 Summer Street, Boston, MA 02210.

Proposal 2 - Ratification of Appointment of
Independent Registered Public Accounting Firm
The Audit Committee has recommended, and the Board has approved, the appointment of WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2022. WithumSmith+Brown, PC has served as our independent registered public accounting firm since 2021. We are soliciting stockholder ratification of the appointment of WithumSmith+Brown, PC, although stockholder ratification is not required by law. If the appointment of WithumSmith+Brown, PC is not ratified at the Annual Meeting, the Audit Committee will consider whether to appoint a different independent registered public accounting firm.
A representative of WithumSmith+Brown, PC is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.
Principal Accountant Fees and Services
Prior to the Closing, RSM US LLP, an independent registered public accounting firm, served as Legacy Local Bounti’s auditor and WithumSmith+Brown, PC, an independent registered public accounting firm, served as Leo’s auditors. Following the Closing, WithumSmith+Brown, PC continued as our independent registered public accounting firm.
The aggregate fees billed to Local Bounti by RSM US LLP and WithumSmith+Brown, PC for professional services provided since inception include the following:
Fees billed by RSM US LLP to Legacy Local Bounti	Year ended December 31, 2021 (in thousands)
Audit Fees(1)	$612
Audit-Related Fees(2)	543
Tax Fees(3)	—
All Other Fees(4)	—
Total	$1,155
Fees billed by WithumSmith+Brown, PC to Leo and Local Bounti	Year ended December 31, 2021 (in thousands)
Audit Fees(1)	$114
Audit-Related Fees(2)	43
Tax Fees(3)	—
All Other Fees(4)	—
Total	$157
(1)
Audit fees consist of fees billed for professional services rendered by our independent registered public accounting firm for the audit of our annual consolidated financial statements and review of our interim consolidated financial statements or services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)
Audit-related fees consist of fees billed for professional services rendered to provide consent for incorporation by reference of audit reports in certain registration statements and other forms filed with the SEC.

(3)	Tax fees consist of fees billed for professional services rendered by our independent registered public accounting firm for tax compliance, tax advice, and tax planning. We did not incur any tax fees.
(4)	All other fees consist of fees billed for all other services. We did not incur any other fees.
Pre-Approval Policy
Under the Audit Committee’s charter, the Audit Committee is required to pre-approve all audit and permitted non-audit services performed by our independent registered public accountants in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees identified above under the captions “Audit Fees” and “Audit-Related Fees” that were billed by WithumSmith+Brown, PC were approved by the Audit Committee in accordance with SEC requirements.

Vote Required
Ratification of the appointment of WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2022, requires an affirmative vote of a majority of the votes cast affirmatively or negatively. If you ABSTAIN from voting on Proposal 2, the abstention will have no effect on the outcome of the vote to ratify the appointment of WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2022.
The Board recommends a vote for Proposal 2.

Report of the Audit Committee
The material in this Report of the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in the filing.
The Audit Committee has reviewed Local Bounti’s audited consolidated financial statements for the year ended December 31, 2021, and discussed these financial statements with Local Bounti’s management and with WithumSmith+Brown, PC, Local Bounti’s independent registered public accounting firm.
Local Bounti’s management is responsible for the preparation of Local Bounti’s financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control for that purpose. Local Bounti’s independent registered public accounting firm is responsible for conducting an independent audit of Local Bounti’s annual financial statements in accordance with generally accepted accounting principles and issuing a report on the results of their audit. The Audit Committee is responsible for providing independent, objective oversight of these processes.
The Audit Committee has also discussed with WithumSmith+Brown, PC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board Auditing Standard No. 1301 (previously Auditing Standard No. 16) (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
The Audit Committee has received and reviewed the written disclosures and the letter from WithumSmith+Brown, PC required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with WithumSmith+Brown, PC its independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that Local Bounti’s audited consolidated financial statements be included in Local Bounti’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.
By the Audit Committee
Edward C. Forst (Chair)
Pamela Brewster
Mark J. Nelson
Where You Can Find More Information
We file electronically with the SEC annual, quarterly, and current reports, proxy statements, and other information. We make available on our website at localbounti.com, free of charge, copies of these reports, as soon as reasonably practicable after we electronically file the material with, or furnish it to, the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is sec.gov. The information in or accessible through the websites referred to above are not incorporated into, and are not considered part of, this proxy statement. Further, our references to the URLs for these websites are intended to be inactive textual references only.
You should rely on the information contained in this proxy statement to vote your shares at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated May 6, 2022. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders at any time after that date does not create an implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.

Form 10-K
We will make available, on or about May 6, 2022, the proxy materials, including our Annual Report on Form 10-K for the year ended December 31, 2021, at proxyvote.com. We will also make available, solely for your reference and by courtesy, our Annual Report on Form 10-K for the year ended December 31, 2021, under the investors section of our website at localbounti.com.
We will also provide, free of charge, to each person to any stockholder of record or beneficial owner of our common stock as of the record date, upon their written or oral request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC. Requests for copies should be addressed to our Corporate Secretary at the address below:
Local Bounti Corporation
220 W. Main St.
Hamilton, MT 59840
Attention: Corporate Secretary
Telephone: 800-640-4016
Please include your contact information with the request. The exhibits set forth on the exhibit index of the Form 10-K may be made available at a reasonable charge.
Other Matters
We have no knowledge of any other matters that may come before the Annual Meeting and do not intend to present any other matters. However, if any other matters shall properly come before the meeting or any adjournment, our representatives will have the discretion to vote as they see fit unless directed otherwise.
If you do not plan to attend the Annual Meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date, and return your proxy promptly. In the event you are able to attend the Annual Meeting, at your request, we will cancel your previously submitted proxy.

SCAN TO
VIEW MATERIALS & VOTE

LOCAL BOUNTI CORPORATION
220 W. MAIN STREET
HAMILTON, MT 59840

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/LOCL2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D84334-P74309 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LOCAL BOUNTI CORPORATION

The Board of Directors recommends you vote FOR the following:

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Pamela Brewster
02) Matthew Nordby

The Board of Directors recommends you vote FOR the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D84335-P74309

LOCAL BOUNTI CORPORATION
Annual Meeting of Stockholders
June 21, 2022 9:00 AM MDT
This proxy is solicited by the Board of Directors

The undersigned stockholder appoints Kathleen Valiasek and Margaret McCandless, or either of them, as proxies, each with the power to appoint their substitute, and authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Local Bounti Corporation that the undersigned stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM MDT on June 21, 2022 at www.virtualshareholdermeeting.com/LOCL2022, and any adjournment or postponement thereof with discretionary authority as to any other business that may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side